Exhibit 99.168

North Valley Bancorp Reports Results for
the Quarter Ended March 31, 2009

April 28, 2009 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $904 million in assets, today reported results for the quarter ended March 31, 2009. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported a net loss for the quarter ended March 31, 2009 of $3,107,000, or $0.41 per diluted share compared to net income for the quarter ended March 31, 2008 of $280,000, or $0.04 per diluted share. For the first quarter of 2009, the Company realized an annualized loss on average shareholders’ equity of 16.26% and an annualized loss on average assets of 1.43%, as compared to an annualized return on average shareholders’ equity of 1.35% and an annualized return on average assets 0.12% for the first quarter of 2008.

The Company recorded a provision for loan and lease losses in the amount of $7,000,000 for the quarter ended March 31, 2009 compared to a provision for loan and lease losses of $2,400,000 for the quarter ended March 31, 2008. The increase in provision for loan and lease losses was a result of revisions made to the qualitative and quantitative factors used in the calculation of its allowance for loan and lease losses at March 31, 2009 considering the depth and breadth of the continuing recession and the declines in real estate values. These changes are consistent with industry best practices being used to account for the uncertainties associated with current economic conditions and the continued depressed valuation of real estate. The allowance for loan and lease losses at March 31, 2009 was $15,887,000, or 2.40% of total loans, compared to $11,327,000, or 1.63% of total loans, at December 31, 2008 and $13,022,000, or 1.73% of total loans, at March 31, 2008.

“The quarter was challenging, however, we achieved successes in several important areas as planned, which will position the Company for the future. Deposits grew by $32 million as we continued to attract new customers and we were successful in reducing concentrations in certain loan categories, specifically commercial loans of $16 million and construction loans of $15 million during the first quarter of 2009. Our capital ratios continue to be a strength as they exceed the “well capitalized” criteria under regulatory standards,” stated Mike Cushman, President and CEO.

At March 31, 2009, total assets were $903,849,000, down $41,632,000, or 4.4%, from $945,481,000 at March 31, 2008. The loan portfolio totaled $660,653,000 at March 31, 2009, a decrease of $89,935,000, or 12.0%, compared to March 31, 2008. The loan to deposit ratio at March 31, 2009 was 84.0% as compared to 98.4% at March 31, 2008, and 91.9% at December 31, 2008. Total deposits grew $24,083,000, or 3.2%, to $786,832,000 at March 31, 2009 compared to $762,749,000 at March 31, 2008. When compared to December 31, 2008, total assets increased $24,298,000 from $879,551,000, driven by an increase in deposits of $31,888,000 from $754,944,000, while loans decreased by $32,769,000 from $693,422,000. Available-for-sale investment securities and Federal funds sold increased $21,169,000 and $49,915,000, respectively, from December 31, 2008 to March 31, 2009 as a result of the increase in deposits and decrease in loans. At March 31, 2009, other real estate owned and other borrowings also decreased from the December 31, 2008 balances.

At March 31, 2009, the Company’s Total Risk-based Capital was $100,793,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 10.85%; Total Risk-based Capital ratio – 12.84%; and Tier 1 Leverage ratio – 9.88%. At March 31, 2009, the Bank’s Total Risk-based Capital was $99,194,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 11.39%; Total Risk-based Capital ratio – 12.65%; and Tier 1 Leverage ratio – 10.38%. “Our capital ratios continue to exceed all regulatory requirements at both the Bank and Company, as we continue to aggressively provide for our allowance for credit losses,” commented Kevin R. Watson, Chief Financial Officer.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $19,926,000 at March 31, 2009, a decrease of $5,824,000 from the March 31, 2008 balance of $25,750,000, and an increase of $990,000 from the December 31, 2008 balance of $18,936,000. Nonperforming loans as a percentage of total loans were 3.02% at March 31, 2009, compared to 3.43% at March 31, 2008, and 2.73% at December 31, 2008.

Nonperforming assets (nonperforming loans and OREO) totaled $25,869,000 at March 31, 2009, a decrease of $783,000 from the March 31, 2008 balance of $26,652,000, and a $3,475,000 decrease from the December 31, 2008 balance of $29,344,000. Nonperforming assets as a percentage of total assets were 2.86% at March 31, 2009 compared to 2.82% at March 31, 2008 and 3.34% at December 31, 2008.

The overall level of nonperforming loans increased $990,000 to $19,926,000 at March 31, 2009 from $18,936,000 at December 31, 2008. During the first quarter of 2009 the Company added sixteen loans totaling $7,604,000 to the nonperforming loans. These additions were offset by collections received on certain loans, charge-offs recorded, and one transfer from loans to OREO. The overall level of nonperforming assets decreased $3,475,000 to $25,869,000 at March 31, 2009 from $29,344,000 at December 31, 2008. This decrease was a result of a reduction in OREO of $3,768,000 from the sale of three properties during the first quarter, which resulted in $890,000 being recognized as a loss on sale/writedown of OREO. This reduction in nonperforming assets was partially offset by the addition of one property to OREO for $193,000.

Gross loan and lease charge offs for the first quarter of 2009 were $2,635,000 and recoveries totaled $195,000 resulting in net charge offs of $2,440,000. Gross loan and lease charge offs for the first quarter of 2008 were $185,000 and recoveries totaled $52,000 resulting in net charge offs of $133,000

The total dollar amount of reductions in nonperforming loans during the first quarter of 2009 of $6,614,000 was due primarily to the paydowns, charge-offs, and one transfer to OREO. This decrease was offset by the addition of sixteen loans in the amount of $7,604,000 as nonaccrual loans during the first quarter of 2009. The addition was centered in three loans totaling $4,385,000. The largest loan of this group is a $2,007,000 commercial real estate loan located in Shasta County. No specific reserve is currently required on this loan. The second loan in this group is a $1,465,000 residential development loan consisting of two single-family residences that are listed for sale located in Napa County. No specific reserve is currently required on this loan. The third loan in this group is a $913,000 residential land loan located in Nevada County. No specific reserve is currently required on this loan. For the other thirteen loans placed on nonaccrual in the aggregate amount of $3,219,000, specific reserves of $164,000 were established for these loans.

2008 – 2009 Credit Activity

As discussed in the Company’s first quarter earnings release and Form 10-Q for the period ended March 31, 2008, there were four nonperforming real estate projects with loans totaling $24,047,000 which were the primary contributors to the increase in nonperforming loans at March 31, 2008. At December 31, 2008, only two of these projects remained: one of the loans which was on nonaccrual was a residential development project in Placer County with a balance of $2,463,000 and the other project was a residential acquisition and development loan which was taken into OREO during the second quarter of 2008 and had a balance of $4,059,000 at December 31, 2008. Collections were received on the residential development project in Placer County during the first quarter of 2009 resulting in the full payoff of the remaining balance of the loan with no additional losses to the Company. Portions of the OREO property were sold during the first quarter of 2009 for $1,001,000 resulting in the Company recording a pre-tax loss on the sale of this portion of the OREO of $183,000. The remaining property in OREO has a balance of $2,875,000 at March 31, 2009.

As discussed in the Company’s second quarter earnings release and Form 10-Q for the period ended June 30, 2008, there were two construction loans identified as impaired, totaling $10,201,000, added to the nonperforming loans during the second quarter of 2008. As of March 31, 2009 the larger of the two loans, a mixed-use construction loan located in Sonoma County with a remaining balance of $3,489,000 continues on nonaccrual. During the first quarter of 2009, $357,000 in payments from the borrower were received and applied to the principal balance of the loan reducing it from the December 31, 2008 balance of $3,846,000. This loan has a specific reserve of $250,000. The other loan was a residential development project located in Placer County that was taken into OREO through foreclosure during the fourth quarter of 2008 at its carrying value of $2,259,000 with no further charge to the allowance. This property was sold for $1,831,000 during the first quarter of 2009 and the Company recorded a pre-tax loss on the sale of OREO of $428,000.

As discussed in the Company’s third quarter earnings release and Form 10-Q for the period ended September 30, 2008, 23 loans were placed on nonaccrual status totaling $7,592,000 (which are primarily secured by real-estate) during the third quarter of 2008. The largest of this group was a $1,125,000 residential lot development loan located in Shasta County. The principal balance of the loan was reduced by $74,000 to $1,051,000 during the fourth quarter of 2008 from collections from the borrower. This property was taken into OREO through a deed in lieu of foreclosure during the fourth quarter of 2008 at a carrying value of $1,051,000 with no charge to the allowance. This property was sold for $936,000 during the first quarter of 2009 and the Company recorded a pre-tax loss on the sale of OREO of $115,000.

As discussed in the Company’s fourth quarter earnings release and Form 10-K for the period ended December 31, 2008, there was an additional $7,575,000 of loans placed on nonaccrual during the fourth quarter of 2008, which was made up primarily of four relationships. The largest relationship of this group represents residential lot development and residential construction loans located in Solano County which had a balance of $3,773,000 at December 31, 2008. During the first quarter of 2009, the Company charged-off $660,000 resulting in a balance of $3,113,000 at March 31, 2009 and a specific reserve of $47,000 has been established for these loans. The second relationship in this group is a residential land loan located in Sutter County. This loan had an original balance of $2,500,000, however the Company charged off $1,225,000 in the fourth quarter of 2008 to write the loan down to its current net realizable value of $1,275,000. This loan remains on nonaccrual at March 31, 2009 and does not have any additional specific reserve. The third relationship in this group was a commercial loan for $921,000 located in Sonoma County which was fully reserved for through a specific reserve. This entire loan was charged-off during the first quarter of 2009. The fourth relationship in this group is an SBA-504 loan for $870,000 located in Humboldt County. This loan remains on nonaccrual at March 31, 2009 with a balance of $870,000. No specific reserve has been established for this loan.

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $1,020,000, or 11.2%, for the three months ended March 31, 2009 compared to the same period in 2008. Interest income decreased by $2,731,000, primarily due to both the lower yield on earning assets and the decrease in the average balances of earning assets and secondarily due to foregone interest income of $374,000 related to loans currently on nonaccrual status. Offsetting this was a decrease in interest expense of $1,711,000, or 34.1%, due to a decrease in the rates paid on deposits and a decrease in the average balance of borrowings for the quarter ended March 31, 2009 compared to the same period in 2008. Average loans decreased $62,166,000 in the first quarter of 2009 compared to the first quarter of 2008, and the yield on the loan portfolio decreased 72 basis points to 6.28% over the same period. Overall, average earning assets decreased $67,717,000 in the first quarter of 2009 compared to the first quarter of 2008. Average yields on earning assets decreased 78 basis points from the quarter ended March 31, 2008, to 5.94% for the quarter ended March 31, 2009 while the average rate paid on interest-bearing liabilities decreased by 82 basis points to 2.10%. The decrease in both yields earned and rates paid is reflective of the declining interest rate environment as the Federal Reserve has reduced interest rates by 500 basis points since September 2007. As a result of the above, the Company’s net interest margin for the quarter ended March 31, 2009 was 4.23%, a decrease of 12 basis points from the margin of 4.35% for the first quarter in 2008 but an increase of 8 basis points from the 4.15% net interest margin for the linked quarter ended December 31, 2008. “Our net interest margin expanded slightly from the linked quarter as the benefit from the decrease in our cost of funds outpaced the decrease in asset yields,” stated Mr. Watson.

Noninterest income for the quarter ended March 31, 2009 decreased $1,217,000, or 34.9%, to $2,274,000 compared to $3,491,000 for the same period in 2008. The decrease in noninterest income was primarily driven by the recording of the loss on the sale/writedown of OREO of $890,000. Service charges on deposits decreased by $188,000 to $1,528,000 for the first quarter of 2009 compared to $1,716,000 for the same period in 2008. Other fees and charges remained constant at $964,000 for the first quarter of 2009 compared to $965,000 for the first quarter of 2008. Other noninterest income decreased $138,000, to $672,000 for the quarter ended March 31, 2009 compared to $810,000 for the same period in 2008, due to the mandatory redemption of the Company’s VISA shares related to VISA’s initial public offering completed in March 2008, and a decrease in sales volume of annuity and security products to customers.

Noninterest expense decreased $360,000, or 3.7%, to $9,445,000 for the first quarter of 2009 from $9,805,000 for the first quarter in 2008. Salaries and employee benefits decreased $472,000, due primarily to the elimination of the bonus accrual and a reduction in staffing through normal attrition. Occupancy and furniture and equipment expense increased $11,000 and other expenses increased $101,000 for the first quarter of 2009 compared to the first quarter of 2008.

The benefit for income taxes for the quarter ended March 31, 2009 was $2,956,000, resulting in an effective benefit rate of 48.8%, compared to a provision for income taxes of $134,000, or an effective tax rate of 32.4%, for the quarter ended March 31, 2008.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers, and a loan production office in Vacaville, CA. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:
Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
Statement of Income Data	2009	2008	$ Change	% Change

Interest income
Loans and leases (including fees)	$10,536	$12,976	$(2,440)	-18.8%
Investment securities	874	1,169	(295)	-25.2%
Federal funds sold and other	9	5	4	80.0%

Total interest income	11,419	14,150	(2,731)	-19.3%

Interest expense
Interest on deposits	2,768	3,828	(1,060)	-27.7%
Subordinated debentures	542	595	(53)	-8.9%
Other borrowings	1	599	(598)	-99.8%

Total interest expense	3,311	5,022	(1,711)	-34.1%

Net interest income	8,108	9,128	(1,020)	-11.2%
Provision for loan and lease losses	7,000	2,400	4,600	191.7%

Net interest income after provision for loan and lease losses	1,108	6,728	(5,620)	-83.5%

Noninterest income
Service charges on deposit accounts	1,528	1,716	(188)	-11.0%
Other fees and charges	964	965	(1)	-0.1%
Loss on sale/writedown of OREO	(890)	—	(890)	—
Other	672	810	(138)	-17.0%

Total noninterest income	2,274	3,491	(1,217)	-34.9%

Noninterest expenses
Salaries and employee benefits	5,064	5,536	(472)	-8.5%
Occupancy	761	754	7	0.9%
Furniture and equipment	469	465	4	0.9%
Other	3,151	3,050	101	3.3%

Total noninterest expenses	9,445	9,805	(360)	-3.7%

(Loss) income before provision for income taxes	(6,063)	414	(6,477)	-1564.5%
(Beneift) provision for income taxes	(2,956)	134	(3,090)	-2306.0%

Net (loss) income	$(3,107)	$280	$(3,387)	-1209.6%

Common Share Data
(Loss) earnings per share
Basic	$(0.41)	$0.04	$(0.45)	-1125.0%
Diluted	$(0.41)	$0.04	$(0.45)	-1125.0%

Weighted average shares outstanding	7,495,817	7,416,867
Weighted average shares outstanding -
diluted	7,495,817	7,544,813
Book value per share	$10.00	$10.98
Tangible book value	$7.86	$8.79
Shares outstanding	7,495,817	7,422,366

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

Balance Sheet Data	March 31, 2009	December 31, 2008	March 31, 2008

Assets
Cash and due from banks	$19,595	$27,153	$28,793
Federal funds sold	49,915	—	—
Available-for-sale securities - at fair value	97,514	76,345	98,586
Held-to-maturity securities - at amortized cost	15	21	31

Loans and leases net of deferred loan fees	660,653	693,422	750,588
Allowance for loan and lease losses	(15,887)	(11,327)	(13,022)

Net loans and leases	644,766	682,095	737,566

Premises and equipment, net	11,191	11,418	12,066
Other real estate owned	5,943	10,408	902
Goodwill and core deposit intangibles, net	15,989	16,025	16,260
Accrued interest receivable and other assets	58,921	56,086	51,277

Total assets	$903,849	$879,551	$945,481

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$149,681	$161,748	$158,529
Demand, interest bearing	163,023	151,873	174,326
Savings and money market	172,534	157,089	181,799
Time	301,594	284,234	248,095

Total deposits	786,832	754,944	762,749
Other borrowed funds	—	3,516	58,395
Accrued interest payable and other liabilities	10,133	11,872	10,857
Subordinated debentures	31,961	31,961	31,961

Total liabilities	828,926	802,293	863,962
Shareholders' equity	74,923	77,258	81,519

Total liabilities and shareholders' equity	$903,849	$879,551	$945,481

Asset Quality
Nonaccrual loans and leases	$19,926	$18,936	$25,750
Other real estate owned	5,943	10,408	902

Total nonperforming assets	$25,869	$29,344	$26,652

Allowance for loan and lease losses to total loans	2.40%	1.63%	1.73%
Allowance for loan and lease losses to NPL's	79.73%	59.82%	50.57%
Allowance for loan and lease losses to NPA's	61.41%	38.60%	48.86%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
Selected Financial Ratios	2009		2008

Return on average total assets, annualized	(1.43%	)	0.12%
Return on average shareholders' equity, annualized	(16.26%	)	1.35%
Net interest margin (tax equivalent basis)	4.23%		4.35%
Efficiency ratio	90.97%		77.70%

Selected Average Balances
Loans	$680,838		$743,004
Taxable investments	73,279		88,608
Tax-exempt investments	15,898		20,539
Federal funds sold and other	15,010		591

Total earning assets	$785,025		$852,742

Total assets	$878,376		$941,318

Demand deposits - interest bearing	$153,395		$154,950
Savings and money market	167,802		181,670
Time deposits	285,662		248,202
Other borrowings	33,328		104,924

Total interest bearing liabilities	$640,187		$689,746

Demand deposits - noninterest bearing	$149,582		$155,541

Shareholders' equity	$77,501		$83,136

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	March 2009	December 2008	September 2008	June 2008

Interest income	$11,419	$11,834	$12,744	$13,363
Interest expense	3,311	3,706	3,932	4,294

Net interest income	8,108	8,128	8,812	9,069

Provision for loan and lease losses	7,000	3,000	1,500	5,200
Noninterest income	2,274	2,900	284	3,477
Noninterest expense	9,445	9,583	9,694	9,577

Loss before benefit for income taxes	(6,063)	(1,555)	(2,098)	(2,231)
Benefit for income taxes	(2,956)	(2,409)	(679)	(722)

Net (loss) income	$(3,107)	$854	$(1,419)	$(1,509)

(Loss) earnings per share:
Basic	$(0.41)	$0.11	$(0.19)	$(0.20)

Diluted	$(0.41)	$0.11	$(0.19)	$(0.20)